Exhibit 99.1

                         TURBOSONIC TECHNOLOGIES REPORTS
                           FULL YEAR OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
September 29, 2003

      TURBOSONIC TECHNOLOGIES, INC. (OTC Bulletin Board - TSTA), a leading provider of air pollution control technology, today announced the following audited operating results for its twelve-month fiscal year ending June 30, 2003:

                                                   Twelve Months Ended
                                              06/30/03                06/30/02
                                                        US Dollars
                                            ------------------------------------
Total Revenues                              $  6,099,741           $  4,581,893
Net (Loss) Income                           $   (683,695)          $   (319,832)
Net (Loss) Income per Share                 $      (0.07)          $      (0.03)
Weighted Average Number
  of Shares Outstanding                       10,507,250             10,384,613

      Commenting on the Company's results, Edward Spink, TurboSonic's Chairman and CEO, said "During fiscal year 2003, we improved our performance in a number of areas. We posted a 33% increase in revenue, with improved margins, a cash position of $1,183,885, and a positive cash flow of $343,220. In accordance with FASB 142 we have recognized a goodwill impairment loss of $398,897.

      We have invested substantially in our sales force and product lines to position our Company to take advantage of anticipated enforcement of certain more stringent regulations by the US EPA. With high level of inquiries, we are looking forward to continued growth in 2004."

      TurboSonic Technologies designs and markets proprietary air pollution control technologies to industrial customers worldwide. Its products are designed to meet and exceed the strictest emissions regulations, improve performance, reduce operating costs and recover valuable by-products. Industries served include Pulp & Paper, Metals & Mining, Cement, Waste Incineration, Power Generation, Wood Products and Petrochemicals.

      Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

         For further information, contact:

                  Patrick Forde, President
                  TurboSonic Technologies, Inc.
                  550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
                  Phone: (519) 885-5513 Fax: (519) 885-6992
                  www.turbosonic.com        email: info@turbosonic.com